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                                                                    Exhibit 3.45

                            ARTICLES OF INCORPORATION

                                       OF

                           CANYON RIDGE HOSPITAL, INC.

      The undersigned, an authorized natural person, for the purpose of forming a corporation under the provisions and subject to the requirements of the General Corporation Law of the State of California, hereby certifies that:

                                    ARTICLE I

                                      NAME

      The name of the corporation is Canyon Ridge Hospital, Inc. (hereinafter called the "Corporation").

                                   ARTICLE II

                                     PURPOSE

      The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation of Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

                                REGISTERED AGENT

      The name in the State of California of the Corporation's initial agent for service of process is: National Registered Agents, Inc.

                                   ARTICLE IV

                                 CAPITALIZATION

      The Corporation is authorized to issue one thousand (1,000) shares of common stock, all of such shares having a par value of $0.01 per share (the "Common Stock").

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      IN WITNESS WHEREOF, the undersigned has executed these Articles of
Incorporation this 25th day of April, 2005.

                                             /s/ John J. Faldetta, Jr.
                                             -----------------------------------
                                             John J. Faldetta, Jr., Incorporator